Exhibit 99.1

SUMTOTAL SYSTEMS REPORTS REVENUE GROWTH AND

POSITIVE CASH FLOW FROM OPERATIONS FOR THE SECOND QUARTER

Announces Acquisition of Pathlore

MOUNTAIN VIEW, CA—August 3, 2005—SumTotal™ Systems, Inc. (Nasdaq: SUMTE), the largest provider of learning and business performance technologies and services, today announced its financial results for the period ended June 30, 2005.

Second Quarter 2005 Results

On a Generally Accepted Accounting Principles (“GAAP”) basis, total revenue for the second quarter of 2005 was $15.9 million, an increase of 13% from $14.1 million in the second quarter of 2004. Net loss for the second quarter of 2005 was $3.4 million, or $0.16 per share on both a basic and diluted basis, an improvement from a loss of $4.1 million or $0.20 per share, in the same quarter one year ago. The net loss for the second quarter of 2005 included approximately $1.2 million of additional expenses related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and related matters. Deferred revenue at the end of the quarter increased to $19.7 million, from $12.4 million at the end of the second quarter of 2004, and from $15.1 million at the end of 2004.

First Six Month 2005 Results

On a GAAP basis, total revenue for the six months ended June 30, 2005 was $32.6 million, an increase of 54% from $21.2 million in the first six months of 2004. Net loss for the six months ended June 30, 2005 was $6.0 million, or $0.29 per share on both a basic and diluted basis, an improvement from a loss of $11.9 million or $0.74 per share, in the same period one year ago. The net loss for the first six months of 2005 included approximately $2.0 million of additional expenses related to compliance with Section 404 and related matters. The 2004 numbers include the results for Click2learn, Inc. from January 1, 2004 until March 18, 2004 and for SumTotal Systems for the remainder of the periods.

Cash and Cash Flow

SumTotal Systems generated cash flow from operating activities of $0.4 million for the second quarter of 2005 and $1.9 million for the first six months of the year. Cash, cash equivalents and short-term investments increased from $34.7 million as of December 31, 2004 to $36.7 million as of June 30, 2005.

In announcing the company’s results, Andy Eckert, chief executive officer, said, “We continued to expand our leadership position in learning technology in the second quarter. We believe our increasing scale is key to long-term success in this industry, as evidenced by the fact that we were also cash flow positive. With the continued growth in our deferred revenue balance and the strength of our pipeline, I am confident that we will see strong revenue growth in the second half of 2005.”

Acquisition of Pathlore

In a separate announcement today, SumTotal Systems announced the signing of a definitive merger agreement for SumTotal to acquire Pathlore® Software Corporation for approximately $48 million. At the closing of the acquisition, Pathlore shareholders will receive approximately $29 million in cash and 4 million shares of SumTotal Systems common stock. The company will also incur additional cash obligations due to deal-related and severance expenses. The company plans to fund the cash element of the transaction, in part, by establishing a new $22.5 million credit facility.

“After surveying our industry’s landscape, it became evident that Pathlore has a tremendous amount of momentum in complementary markets,” said Andy Eckert, CEO of SumTotal. “We believe that its growth, significant revenue base, and profitability profile could help us reach a critical threshold of revenue scale and profitability for our customers, partners and investors. With similar philosophies and cultures, complementary technology and offerings, and an unmatched footprint, we believe the combined company will be a true enterprise-class player in our industry with the scale to drive innovation and customer satisfaction in a profitable manner.”

Recent Operating Highlights

•	Signed a new distribution agreement with ExcellerateHRO (http://www.excelleratehro.com) as its premier learning and business performance solution for outsourced human resources applications, further extending SumTotal’s position as the application of choice among leading HRO providers

•	Solidified its product leadership with the release of the SumTotal Enterprise Suite 7.1, enhancing standards support, broadening offline access, expanding localization and enriching embedded reporting capabilities

•	Earned continued industry recognition for product leadership by being awarded four stars – the highest rating – by Training Media Review

•	Expanded North American market share with new customer wins at A.T. Kearney, Analog Devices, Ahern Rentals, CTX Mortgage, Nabors Industries, Sedgewick Claims, Sonnenschein, Carlson Restaurants, and American Academy of Otolaryngology, among others

•	Extended its international footprint in all geographies with new customer wins at Grupo Modelo, Computerised Training Systems, Linde AG, Banco Poplare di Vicenza, Repsol YPF and Star City Casino, among others

•	Increased access to federal government markets with the award of two key procurement vehicles by the US Office of Personnel Management (OPM) to support its GoLearn program

•	Added new licenses with existing customers at BellSouth, Johnson and Johnson, New Century Mortgage, Fremont Investments, Singapore Health Systems, Trustmark National Bank, Maxis Communications, Telecom New Zealand, Buckman Labs, Wyeth and EADS, among others

•	Conducted keynote global sessions at Human Capital 2005 Tokyo and e-Learning Brasil 2005

SEC Filings

On August 1, the company filed its Form 10-K for Fiscal Year 2004 ended December 31 and Form 10-Q for the first quarter of Fiscal Year 2005 ended March 31, 2005, and the company believes it is now compliant with Nasdaq’s listing requirements.

Guidance

Not including the impact of the Pathlore acquisition, for the third quarter of 2005, SumTotal Systems estimates it will achieve revenue between $16.5 million and $18.5 million on a GAAP basis. The net loss, also on a GAAP basis, is estimated at between $3.0 million or 14 cents per share and $1.5 million or 8 cents per share.

Conference Call

SumTotal Systems will host an investor conference call today, Wednesday, August 3, 2005 at 2:00 p.m. (PDT), 5:00 p.m. (EDT) to discuss the financial results for the second quarter ended June 30, 2005.

A live audio webcast will be available to investors and the public from SumTotal’s website at www.sumtotalsystems.com/company/investors. In addition to the webcast, a telephone replay will be available on Wednesday, August 3, 2005, beginning at approximately 5:00 P.M. (Pacific)

through the close of business on Wednesday, August 10. The replay can be accessed by dialing the U.S. toll-free number: 1-800-207-7077, access code: 4153. The international dial-in number is +1-913-383-5767, access code: 4153.

You are cautioned that the time and/or manner of the webcast may change for technical and or administrative reasons outside of SumTotal Systems’ control.

About SumTotal Systems

SumTotal Systems Inc. (NASDAQ: SUMTE) is the largest provider of learning and business performance technologies and services. SumTotal deploys mission-critical solutions that align learning with organizational and business goals to generate significant bottom-line results. With more than 12 million users worldwide, SumTotal has helped accelerate performance and profit for nearly 700 of the world’s best-known companies and government agencies, including US Army, Air Force, Navy and Coast Guard, Microsoft, United Airlines, Vodafone, Aetna, Accenture, Cendant, Harley-Davidson, Wyeth, Wachovia and D&B. SumTotal has offices throughout the US, in London, Paris, Heidelberg, Sydney, Tokyo and Hyderabad, India. For more information about SumTotal’s products and services, visit www.sumtotalsystems.com.

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SAFE HARBOR STATEMENT/ FORWARD-LOOKING STATEMENTS

Information in this press release and the accompanying conference call contains forward-looking statements. These statements represent SumTotal Systems’ expectations or beliefs concerning future events and include statements, among others, regarding SumTotal Systems’ new products; financial guidance regarding revenue, net loss, continued growth in deferred revenue balance and pipeline; the proposed acquisition of Pathlore Software Corporation; the potential benefits of the proposed acquisition of Pathlore, including ability to reach revenue scale and profitability and to drive innovation and customer satisfaction; plans to finance the proposed acquisition, in part, by securing a new senior credit facility; extension of SumTotal Systems’ position as the application of choice among leading HRO providers; and the company’s product leadership. These statements are not historical facts or guarantees of future performance or events, and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Readers of this press release and listeners to the accompanying conference call are cautioned not to place undue reliance on any forward-looking statements. Additional factors that could cause actual results to differ include, but are not limited to (i) failure to consummate the proposed acquisition of Pathlore; (ii) failure to secure a new credit facility for the amount expected or on reasonable terms; (iii) failure to successfully integrate the Pathlore business or to realize potential synergies (iv) inability to cause NASDAQ to remove the “E” from SumTotal Systems’ ticker symbol in a timely fashion or at all; (v) even though the Company was successful in filing its Forms 10-K and 10-Q by the NASDAQ extension date of August 1, the Company still may not be able to comply with the NASDAQ listing requirements and may by subject to delisting; (vi) failure to comply with Section 404 in the future; (vii) SumTotal Systems’ limited operating history, and its, along with its predecessor companies, history of losses; and (viii) other events and other important factors disclosed previously and from time to time in SumTotal Systems’ filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and quarterly report filed on Form 10-Q on August 1, 2005, and Form 8-Ks, including without limitation the Company’s Form 8-K filed today regarding the proposed acquisition of Pathlore. SumTotal Systems assumes no obligation to update the information in this press release or in the accompanying conference call.

Contact: Neil Laird at 650-934-9525 or Nlaird@sumtotalsystems.com

SumTotal Systems, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash, cash equivalents	$31,996	$25,508
Short-term investments	4,738	9,210

Total cash, cash equivalents and short-term investments	36,734	34,718
Accounts receivable, net	15,880	18,531
Prepaid expenses and other current assets	1,771	1,781

Total current assets	54,385	55,030

Property and equipment, net	2,755	2,472
Goodwill	27,659	27,659
Intangible assets, net	7,392	9,491
Other assets	1,910	1,140

Total assets	$94,101	$95,792

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,685	3,334
Accrued compensation and benefits	3,792	5,148
Other accrued liabilities	3,822	3,403
Restructuring accrual	144	506
Deferred revenue	19,471	14,749

Total current liabilities	29,914	27,140

Deferred revenue, non-current	213	373
Other accrued liabilities long-term	76	—

Total liabilities	30,203	27,513

Stockholders’ equity	63,898	68,279

Total liabilities and stockholders’ equity	$94,101	$95,792

SumTotal Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three-Months Ended June 30		Six-Months Ended June 30
	2005	2004	2005	2004
Revenue:
License	$5,114	$5,956	$10,657	$8,128
Service and maintenance	10,773	8,129	21,970	13,061

Total revenue	15,887	14,085	32,627	21,189

Cost of revenue:
License	706	80	860	204
Service and maintenance	4,834	4,962	10,000	7,756
Amortization of intangible assets	711	1,407	2,099	1,901

Total cost of revenue	6,251	6,449	12,959	9,861

Gross margin	9,636	7,636	19,668	11,328

Operating expenses:
Research and development	2,909	2,977	5,829	5,282
Sales and marketing	5,923	5,876	12,127	10,040
General and administrative	3,895	2,565	7,476	4,843
Restructuring charge	—	248	—	1,137
In-process research and development	—	—	—	1,326

Total operating expenses	12,727	11,666	25,432	22,628

Loss from operations	(3,091)	(4,030)	(5,764)	(11,300)
Interest expense	(1)	(18)	(1)	(121)
Interest income	190	59	355	106
Other expense, net	(434)	(75)	(507)	(358)
Equity in losses of affiliate	—	—	—	(169)

Loss before provision for income taxes	(3,336)	(4,064)	(5,917)	(11,842)
Provision for income taxes	30	38	61	76

Net loss	$(3,366)	$(4,102)	$(5,978)	$(11,918)

Net loss per share, basic and diluted	$(0.16)	$(0.20)	$(0.29)	$(0.74)

Weighted average common shares outstanding, basic and diluted	20,911	20,429	20,854	16,109

SumTotal Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six-Months Ended June 30
	2005	2004
Cash flows from operating activities:
Net loss	$(5,978)	$(11,918)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	887	785
Amortization of intangible assets	2,099	1,901
Accretion of interest on short-term investments	(89)	—
Loss on disposal of property and equipment	26	373
Provision for (recovery of) sales returns and doubtful accounts	26	(279)
Amortization of discount on debt	—	89
Stock-based compensation	383	845
In-process research and development	—	1,326
Equity in losses of an affiliate	—	169
Net changes in certain operating assets and liabilities	4,555	8,216

Net cash provided by operating activities	1,909	1,507

Cash flows from investing activities:
Purchases of property and equipment	(1,215)	(558)
Proceeds on sale of property and equipment	12	—
Cash acquired in acquisitions, net of cash payments	—	25,432
Purchases and sales of short-term investments, net	4,556	501

Net cash provided by investing activities	3,353	25,375

Cash flows from financing activities:
Borrowings and repayment on line of credit, net	—	(3,610)
Net proceeds from the issuance of common stock	885	695

Net cash provided by (used in) financing activities	885	(2,915)

Effect of foreign exchange rate changes on cash	341	290

Net increase in cash and cash equivalents	6,488	24,257
Cash and cash equivalents at beginning of period	25,508	12,862

Cash and cash equivalents at end of period	$31,996	$37,119